                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13D/A-9

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)

                           GULFPORT ENERGY CORPORATION
                           ---------------------------
                                (Name of issuer)

                     Common Stock, $.01 Par Value Per Share
                     --------------------------------------
                         (Title of class of securities)

                                   402635-10-6
                                   -----------
                                 (CUSIP number)

                                 Arthur H. Amron
                               Wexford Capital LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
                                 --------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                February 23, 2005
                                -----------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule ss. 240.13d-7

                                                              Page 1 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                             Wexford Capital LLC
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                             Connecticut

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned             8.  Shared Voting Power (see Item 5 below)       5,631,012
    by Each           ----------------------------------------------------------
    Reporting         9.  Sole Dispositive Power                               0
    Person With       ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  5,631,012
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     5,631,012

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     17.9%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                              Page 2 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                   Wexford Spectrum Investors LLC
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)          35,815
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)     35,815
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                        35,815

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)              less than 1%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                              Page 3 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.            Wexford Special Situations 1996, L.P.
    I.R.S. Identification Nos. of
    Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       1,937,970
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  1,937,970
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     1,937,970

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      6.2%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 4 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                  Wexford Special Situations 1996
                                                             Institutional, L.P.
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         325,194
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    325,194
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       325,194

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.0%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 5 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                             Wexford Advisors LLC
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       2,350,163
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  2,350,163
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     2,350,163

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                     7.5%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                              Page 6 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.      Wexford-Euris Special Situations 1996, L.P.
    I.R.S. Identification Nos. of
    Above Persons (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         463,097
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    463,097
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       463,097

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.5%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 7 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                       Wexford-Euris Advisors LLC
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         463,097
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    463,097
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       463,097

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.5%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                              Page 8 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.          Wexford Special Situations 1996 Limited
    I.R.S. Identification Nos. of
    Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)          86,999
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)     86,999
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                        86,999

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)              less than 1%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                              Page 9 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                Wexford Capital Partners II, L.P.
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       2,344,342
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                              0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  2,344,342
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     2,344,342

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      7.5%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                             Page 10 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                      Wexford Capital Corporation
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                 [  ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)       2,344,342
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)  2,344,342
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     2,344,342

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      7.5%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------

                                                             Page 11 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                Wexford Overseas Partners I, L.P.
    I.R.S. Identification Nos. of
    Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        WC

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7.  Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8.  Shared Voting Power (see Item 5 below)         437,594
    Reporting         ----------------------------------------------------------
    Person With       9.  Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10. Shared Dispositive Power (see Item 5 below)    437,594
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       437,594

--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)                      1.4%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)                               PN

--------------------------------------------------------------------------------

                                                             Page 12 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.                          Wexford Capital Limited
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization                          Cayman Islands

--------------------------------------------------------------------------------
    Number of Shares  7   Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8   Shared Voting Power (see Item 5 below)         437,594
    Reporting         ----------------------------------------------------------
    Person With       9   Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10  Shared Dispositive Power (see Item 5 below)    437,594
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially
    Owned by Each Reporting Person                                       437,594

--------------------------------------------------------------------------------
12  Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                      1.4%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 13 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1   Names of Reporting Persons.                          CD Holding Company, LLC
    I.R.S. Identification Nos. of Above Persons
    (entities only)
    (Intentionally Omitted)

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5   Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6   Citizenship or Place of Organization                                Delaware

--------------------------------------------------------------------------------
    Number of Shares  7   Sole Voting Power                                    0
    Beneficially      ----------------------------------------------------------
    Owned by Each     8   Shared Voting Power (see Item 5 below)      13,195,478
    Reporting         ----------------------------------------------------------
    Person With       9   Sole Dispositive Power                               0
                      ----------------------------------------------------------
                      10  Shared Dispositive Power (see Item 5 below) 13,195,478
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially
    Owned by Each Reporting Person                                    13,195,478

--------------------------------------------------------------------------------
12  Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                     41.9%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)                               OO

--------------------------------------------------------------------------------

                                                             Page 14 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1   Names of Reporting Persons.                              Charles E. Davidson
    I.R.S. Identification Nos. of Above Persons
    (entities only)

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Source of Funds (See Instructions)                                        AF

--------------------------------------------------------------------------------
5   Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6   Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
    Number of Shares  7   Sole Voting Power                           14,006,435
    Beneficially      ----------------------------------------------------------
    Owned by Each     8   Shared Voting Power (see Item 5 below)       5,631,012
    Reporting         ----------------------------------------------------------
    Person With       9   Sole Dispositive Power                      14,006,435
                      ----------------------------------------------------------
                      10  Shared Dispositive Power (see Item 5 below)  5,631,012
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially
    Owned by Each Reporting Person                                    19,637,447

--------------------------------------------------------------------------------
12  Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                     62.4%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)                               IN

--------------------------------------------------------------------------------

                                                             Page 15 of 23 Pages

CUSIP No. 402635-10-6

--------------------------------------------------------------------------------
1   Names of Reporting Persons.                                 Joseph M. Jacobs
    I.R.S. Identification Nos. of Above Persons
    (entities only)

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group                     (a) [x]
    (See Instructions)                                                   (b) [ ]

--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Source of Funds (See Instructions)                                    AF, PF

--------------------------------------------------------------------------------
5   Check if Disclosure of Legal Proceedings is
    Required Pursuant to Items 2(d) or 2(e)                                  [ ]

--------------------------------------------------------------------------------
6   Citizenship or Place of Organization                           United States

--------------------------------------------------------------------------------
    Number of Shares  7   Sole Voting Power                               55,398
    Beneficially      ----------------------------------------------------------
    Owned by Each     8   Shared Voting Power (see Item 5 below)       5,654,289
    Reporting         ----------------------------------------------------------
    Person With       9   Sole Dispositive Power                          55,398
                      ----------------------------------------------------------
                      10  Shared Dispositive Power (see Item 5 below)  5,654,289
--------------------------------------------------------------------------------
11  Aggregate Amount Beneficially
    Owned by Each Reporting Person                                     5,709,687

--------------------------------------------------------------------------------
12  Check if the Aggregate Amount in Row (11) Excludes
    Certain Shares (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
13  Percent of Class Represented by Amount in Row (11)                     18.1%

--------------------------------------------------------------------------------
14  Type of Reporting Person (See Instructions)                               IN

--------------------------------------------------------------------------------

                                                             Page 16 of 23 Pages

This Amendment No. 8 to Schedule 13D modifies and supplements the Schedule 13D
(the "STATEMENT") initially filed on July 22, 1997, amended and restated in its entirely by Amendment No. 1 to the Statement filed July 30, 1997, and further amended by Amendment No. [sic] 1 to the Statement filed on June 12, 1998,
Amendment No. 3 to the Statement filed on January 21, 1999, Amendment No. 4 to the Statement filed October 20, 1999, Amendment No. 5 t o the Statement filed on
June 27, 2001, Amendment No. 6 to the Statement filed on April 9, 2002,
Amendment No. 7 to the Statement filed on April 29, 2002, and Amendment No. 8 to the Statement filed on September 28, 2004 with respect to the common stock,
$0.01 par value per share (the "COMMON STOCK"), of GULFPORT ENERGY CORPORATION, a Delaware corporation (the "COMPANY"). Except to the extent supplemented by the information contained in this Amendment No. 9, the Statement, as amended as provided above, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the
Statement.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     Since the date of the last amendment to the Statement filed as aforesaid, the Company effected a private placement of 4,000,000 shares of Common Stock at a subscription price of $3.50 per share (the "PRIVATE PLACEMENT"). Immediately following the Private Placement, (a) the Reporting Persons acquired an aggregate of 7,324,082 shares of Common Stock upon the exercise of various Warrants held by them at an exercise price of $1.19 per share and (b) the Company redeemed an aggregate of 12,478.93 shares of the Company's Cumulative Preferred Stock,
Series A (the "PREFERRED STOCK"), held by the Reporting Persons, at a redemption price of $1,000 per share. The exercise price for the Warrants was funded with proceeds received from the redemption of 8,716 shares of the Preferred Stock.

     As result of the exercise of the Warrants, the Reporting Persons may be deemed to beneficially own the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 31,483,253 shares of
Common Stock issued and outstanding, which, based upon information and belief, is the number of Shares currently outstanding):

     1.   WEXFORD CAPITAL LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
               Percentage: 17.9%

          (b)  1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 5,631,012
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition:
                  5,631,012

          (c)  Other than as reported above, there were no transactions by
               Wexford Capital in connection with the Common Stock during the past 60 days.

          (d)  Wexford Capital may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

          (e)  Not applicable.

     2.   WEXFORD SPECTRUM INVESTORS LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
               Percentage: less than 1%

          (b)  1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 35,815
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 35,815

          (c)  Other than as reported above, there were no transactions by
               Wexford Spectrum in connection with the Common Stock during the past 60 days.

          (d)  Wexford Spectrum may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

          (e)  Not applicable.

                                                             Page 17 of 23 Pages

    3.   WEXFORD SPECIAL SITUATIONS 1996, L.P.

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 6.2%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 1,937,970
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition:
                 1,937,970

         (c)  Other than as reported above, there were no transactions by
              Wexford Special Situations 1996, L.P. in connection with the
              Common Stock during the past 60 days.

         (d)  Wexford Special Situations 1996, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    4.   WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, L.P.

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 1.0%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 325,194
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 325,194

         (c)  Other than as reported above, there were no transactions by
              Wexford Special Situations 1996 Institutional, L.P. in connection with the Common Stock during the past 60 days.

         (d)  Wexford Special Situations 1996 Institutional, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    5.   WEXFORD ADVISORS LLC

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 7.5%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 2,350,163
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 2,350,163

         (c)  Other than as reported above, there were no transactions by the
              Special General Partner in connection with the Common Stock during the past 60 days.

         (d)  The Special General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    6.   WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 1.5%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 463,097
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 463,097

         (c)  Other than as reported above, there were no transactions by
              Wexford-Euris in connection with the Common Stock during the past
              60 days.

         (d)  Wexford-Euris may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

                                                             Page 18 of 23 Pages

    7.   WEXFORD-EURIS ADVISORS LLC

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 1.5%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 463,097
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 463,097

         (c)  Other than as reported above, there were no transactions by the
              Euris General Partner in connection with the Common Stock during the past 60 days.

         (d)  The Euris General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    8.   WEXFORD SPECIAL SITUATIONS 1996 LIMITED

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: less than 1%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 86,999
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 86,999

         (c)  Other than as reported above, there were no transactions by
              Wexford Cayman in connection with the Common Stock during the past 60 days.

         (d)  Wexford Cayman may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    9.   WEXFORD CAPITAL PARTNERS II, L.P. ("Wexford Capital II")

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 7.5%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 2,344,342
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition: 2,344,342

         (c)  Other than as reported above, there were no transactions by
              Wexford Capital in connection with the Common Stock during the past 60 days.

         (d)  Wexford Capital II may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

    10.  WEXFORD CAPITAL CORPORATION

         (a)  Aggregate number of shares of Common Stock beneficially owned:
              Percentage: 7.5%

         (b)  1. Sole power to vote or to direct vote: -0-
              2. Shared power to vote or to direct vote: 2,344,342
              3. Sole power to dispose or to direct the disposition: -0-
              4. Shared power to dispose or to direct the disposition:
                 2,344,342

         (c)  Other than as reported above, there were no transactions by the
              Wexford Capital General Partner in connection with the Common
              Stock during the past 60 days.

         (d)  The Wexford Capital General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

         (e)  Not applicable.

                                                             Page 19 of 23 Pages

   11.  WEXFORD OVERSEAS PARTNERS I, L.P.

        (a)  Aggregate number of shares of Common Stock beneficially owned:
             Percentage: 1.4%

        (b)  1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote: 437,594
             3. Sole power to dispose or to direct the disposition: -0-
             4. Shared power to dispose or to direct the disposition: 437,594

        (c)  Other than as reported above, there were no transactions by
             Wexford Overseas in connection with the Common Stock during the past 60 days.

        (d)  Wexford Overseas may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

        (e)  Not applicable.

   12.  WEXFORD CAPITAL LIMITED

        (a)  Aggregate number of shares of Common Stock beneficially owned:
             Percentage: 1.4%

        (b)  1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote: 437,594
             3. Sole power to dispose or to direct the disposition: -0-
             4. Shared power to dispose or to direct the disposition: 437,594

        (c)  Other than as reported above, there were no transactions by the
             Wexford Overseas General Partner in connection with the Common
             Stock during the past 60 days.

        (d)  The Wexford Overseas General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

        (e)  Not applicable.

   13.  CD HOLDING COMPANY, LLC

        (a)  Aggregate number of shares of Common Stock beneficially owned:
             Percentage: 41.9%

        (b)  1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote: 13,195,478
             3. Sole power to dispose or to direct the disposition: -0-
             4. Shared power to dispose or to direct the disposition: 13,195,478

        (c)  Other than as reported above, there were no transactions by CD
             Holding Company, LLC in connection with the Common Stock during the past 60 days.

        (d)  CD Holding Company, LLC may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

        (e)  Not applicable.

   14.  CHARLES E. DAVIDSON

        (a)  Aggregate number of shares of Common Stock beneficially owned:
             Percentage: 62.4%

        (b)  1. Sole power to vote or to direct vote: 14,006,435
             2. Shared power to vote or to direct vote: 5,631,012
             3. Sole power to dispose or to direct the disposition: 14,006,435
             4. Shared power to dispose or to direct the disposition:
                5,631,012

        (c)  Other than as reported above, there were no transactions by Mr.
             Davidson in connection with the Common Stock during the past 60 days.

        (d)  Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

        (e)  Not applicable.

                                                             Page 20 of 23 Pages

     15.  JOSEPH M. JACOBS

          (a)  Aggregate number of shares of Common Stock beneficially owned:
               Percentage: 18.1%

          (b)  1.  Sole power to vote or to direct vote: 55,398
               2.  Shared power to vote or to direct vote: 5,654,289
               3.  Sole power to dispose or to direct the disposition: 55,398
               4.  Shared power to dispose or to direct the
                   disposition: 5,654,289

          (c)  Other than as reported above, there were no transactions by Mr.
               Jacobs in connection with the Common Stock during the past 60 days.

          (d)  Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of the Common Stock.

          (e)  Not applicable.

     Wexford Capital may, by reason of its status as investment manager to the
Wexford Funds, manager to Wexford Spectrum and investment sub-advisor to Wexford
Cayman, be deemed to own beneficially the Common Stock of which the Wexford
Funds, Wexford Spectrum and Wexford Cayman possess beneficial ownership.

     The Special General Partner may, by reason of its status as general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership. The Special General Partner may, by reason of its status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses the beneficial ownership.

     The Euris General Partner may, by reason of its status as the general partner of Wexford-Euris, be deemed to own beneficially the Common Stock of which Wexford-Euris possesses beneficial ownership.

     The Wexford Capital General Partner may, by reason of its status as general partner of Wexford Capital II, be deemed to own beneficially the Common Stock of which Wexford Capital II possesses beneficial ownership.

     The Wexford Overseas General Partner may, by reason of its status as general partner of Wexford Overseas, be deemed to own beneficially the Common
Stock of which Wexford Overseas possesses beneficial ownership.

     Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum and Wexford Cayman possess beneficial ownership.

     The shares of Common Stock reported as being beneficially owned by Joseph
M. Jacobs include (i) 54,634 shares of Common Stock owned directly by Mr.
Jacobs, (ii) 23,277 shares of Common Stock held of record by his wife, and (iii)
an aggregate of 764 shares of Common Stock held in accounts for the benefit of his children, of which Mr. Jacobs serves as custodian.

     Charles E. Davidson may, by reason of his status as manager of CD Holding
Company, LLC, be deemed to own beneficially the Common Stock of which CD Holding
Company, LLC possesses beneficial ownership.

                                    * * * * *

                                                             Page 21 of 23 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned=s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 2, 2005

                                 WEXFORD CAPITAL LLC

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Principal and Secretary

                                 WEXFORD SPECTRUM INVESTORS LLC

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                 WEXFORD SPECIAL SITUATIONS 1996, L.P.

                                 By: Wexford Advisors LLC, general partner

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                 WEXFORD SPECIAL SITUATIONS 1996
                                   INSTITUTIONAL, L.P.

                                 By: Wexford Advisors LLC, general partner

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                 WEXFORD ADVISORS LLC

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                 WEXFORD-EURIS SPECIAL SITUATIONS
                                   1996, L.P.

                                 By: Wexford-Euris Advisors LLC, general partner

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                 WEXFORD-EURIS ADVISORS LLC

                                 By: /s/ Arthur H. Amron
                                     -------------------------------------------
                                     Name: Arthur H. Amron
                                     Title: Vice President

                                                             Page 22 of 23 Pages

                             WEXFORD SPECIAL SITUATIONS 1996 LIMITED

                             By: /s/ Arthur H. Amron
                                 -----------------------------------------------
                                 Name: Arthur H. Amron
                                 Title: Vice President

                             WEXFORD CAPITAL PARTNERS II, L.P.

                             By: Wexford Capital II, L.P., general partner

                             By: Wexford Capital Corporation, general partner

                             By: /s/ Arthur H. Amron
                                 -----------------------------------------------
                                 Name: Arthur H. Amron
                                 Title: Vice President

                             WEXFORD CAPITAL CORPORATION

                             By /s/ Arthur H. Amron
                                ------------------------------------------------
                                Name: Arthur H. Amron
                                Title: Vice President

                             WEXFORD OVERSEAS PARTNERS I, L.P.

                             By: Wexford Capital Overseas, L.P., general partner

                             By: Wexford Capital Limited

                             By: /s/ Arthur H. Amron
                                 -----------------------------------------------
                                 Name: Arthur H. Amron
                                 Title: Vice President

                             WEXFORD CAPITAL LIMITED

                             By: /s/ Arthur H. Amron
                                 -----------------------------------------------
                                 Name: Arthur H. Amron
                                 Title: Vice President

                             CD HOLDING COMPANY, LLC

                             By: /s/ Charles E. Davidson
                                 -----------------------------------------------
                                 Name: Charles E. Davidson
                                 Title: Manager

                             /s/ Charles E. Davidson
                             ---------------------------------------------------
                             CHARLES E. DAVIDSON

                             /s/ Joseph M. Jacobs
                             ---------------------------------------------------
                             JOSEPH M. JACOBS

                                                             Page 23 of 23 Pages